Exhibit 10.3

[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE 1933 ACT OR TO AN “ACCREDITED INVESTOR” AS THAT TERM IS DEFINED IN RULE 501(A) OF REGULATION D OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 17(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

I-MANY, INC.

SENIOR CONVERTIBLE NOTE

Issuance Date: December 31, 2007	Original Principal Amount: U.S. $[•]

FOR VALUE RECEIVED, I-MANY, INC., a Delaware corporation (the “Company”), hereby promises to pay to [HIGHBRIDGE INTERNATIONAL LLC] [PORTSIDE GROWTH AND OPPORTUNITY FUND] [STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.] [PARCHE, LLC] [OTHER BUYERS] or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) upon the Maturity Date (as defined below), and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 28.

(1) MATURITY. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, if any. The “Maturity Date” is December 31, 2012.

(2) INTEREST; INTEREST RATE. (a) Interest on this Note shall commence accruing on the outstanding Principal on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Date”) with the first Interest Date being March 31, 2008. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date in cash.

(b) Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable in cash. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to ten percent (10.0%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(e), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of shares of Common Stock to any Person other than the Holder.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $3.8192, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking and appropriate bond with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) (x) provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (2) pay to the Holder in cash, by wire transfer of immediately available funds, an amount equal to the Additional Interest Amount, if any on the Conversion Amount subject to such conversion. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If the Company is required to effect a conversion pursuant to a Conversion Notice and the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Conversion Date (a “Conversion Failure”), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In the alternative to the voiding of the Conversion Notice, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale to a third party by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver shares of Common Stock with respect to the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder the shares of Common Stock to which the Holder is entitled to have received upon the conversion of the applicable Conversion Amount and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of shares of Common Stock, times (II) the Closing Bid Price on the Conversion Date.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes, and the Company is required to effect conversions pursuant to such Conversion Notices, for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(e), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(d) Mandatory Conversion.

(i) General. If at any time from and after December 31, 2009 (the “Mandatory Conversion Eligibility Date”), (1) the Closing Sale Price of the Common Stock exceeds 200% of the Conversion Price on the Issuance Date (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date) for each of any twenty (20) Trading Days occurring following the Mandatory Conversion Eligibility Date in any thirty (30) consecutive Trading Day period (such period, the “Mandatory Conversion Measuring Period”) and (2) there is not then an Equity Conditions Failure, the Company shall have the right to require the Holder to convert all or any portion of the Conversion Amount then remaining under this Note, in each case as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 3(d) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”) within two (2) Business Days following the end of the applicable Mandatory Conversion Measuring Period. The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall (y) state (I) the Trading Day selected for the Mandatory Conversion, which Trading Day shall be no sooner than twenty (20) Trading Days nor later than sixty (60) Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (II) the aggregate Conversion Amount of the Notes subject to Mandatory Conversion from the Holder and all of the holders of the Notes pursuant to this Section 3(d) (and analogous provisions under the Other Notes), (III) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date and (IV) the amount of accrued and unpaid Interest to be paid to the Holder in cash on the Mandatory Conversion Date and (z) certify that there has been no Equity Conditions Failure.

(ii) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 3(d)(i), then it must simultaneously take the same action in the same proportion with respect to the Other Notes. If the Company elects a Mandatory Conversion of this Note pursuant to Section 3(d)(i) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (1) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 3(d)(i), multiplied by (2) the fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such holder (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below) of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below)

holders holding outstanding Notes (such fraction with respect to each holder is referred to as its “Conversion Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”); provided, however, that in the event that any holder’s Pro Rata Conversion Amount exceeds the outstanding Principal amount of such holder’s Note, then such excess Pro Rata Conversion Amount shall be allocated amongst the remaining holders of Notes in accordance with the foregoing formula. In the event that the initial holder or any subsequent holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such transferring holder’s Conversion Allocation Percentage and the Pro Rata Conversion Amount. For purposes of illustration of the foregoing, the Conversion Allocation Percentage and Pro Rata Conversion Amount of any Note shall be calculated by reference to its Original Principal Amount and, in transferring any portion of the Note, or any subsequent Note evidencing some or all of the Principal payable on this Note, the allocated Original Principal Amount shall be indicated thereon, and shall not be reduced by any payment or conversion thereof.

(e) Limitations on Conversions.

(i) Beneficial Ownership. Other than in connection with a Mandatory Conversion, [INSERT ONLY IN RAMIUS NOTES: at such time as the Holder (including any of the Holder’s affiliates) does not have a representative on the Company’s board of directors and the beneficial ownership of the Holder (together with its affiliates), without giving effect to Conversion Shares issuable hereunder, is not in excess of 9.99%,]1 the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of [4.99%]2 [9.99%]3 (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent

[1]	Insert additional language only into Ramius Notes.
[2]	Insert 4.99% blocker for Notes issued to holders other than Ramius.
[3]	Insert 9.99% blocker for Notes issued to Ramius.

public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (y) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(ii) Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market whether or not the Common Stock is listed on the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of such Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be satisfactory to the Majority Holders. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to a Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee and such allocation and restriction shall apply to all successive transferees, ratably in accordance with their respective interest in the Original Principal Amount evidenced by their Notes. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(f) Conversion Upon Fundamental Change. The conversion by the Holder following its receipt of a Change of Control Notice during the Change of Control Conversion/Redemption Period shall be a “Change of Control Conversion”. In connection with a Change of Control Conversion, the Holder shall be entitled to receive the Make-Whole Premium with respect to any Conversion Amount converted in accordance with Section 3(c).

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock or Make-Whole Premium within ten (10) Business Days after the applicable Conversion Date or Change of Control Settlement Date (as defined in Section 9(a)), as the case may be, or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(e);

(iii) at any time following an Authorized Share Failure Deadline if there has been an Authorized Share Failure;

(iv) the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least seven (7) Business Days;

(v) any redemption of or acceleration prior to maturity of any Indebtedness exceeding $1,000,000 individually or in the aggregate of the Company or any of its Subsidiaries other than with respect to any Other Notes;

(vi) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries as debtor in an involuntary case, (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or (C) orders the liquidation of the Company or any of its Significant Subsidiaries;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(ix) other than as specifically set forth in another clause of this Section 4(a), the Company breaches, in any material respect, any material representation, warranty, covenant or agreement in any Transaction Document, except, in the case of a breach of a covenant or agreement in any Transaction Document which is curable, only if such breach continues for a period of at least thirty (30) consecutive days;

(x) any breach or failure in any respect to comply with either of Sections 8 or 13 of this Note; or

(xi) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes, unless such Event of Default is waived or cured.

(b) Acceleration and Redemption. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder and the Other Holders. If an Event of Default other than an Event of Default specified in Section 4(a)(vi) or (vii) occurs, the Required Holders, at any time after the earlier of the Holder’s or any Other Holder’s receipt of an Event of Default Notice and the Holder or any Other Holder’s becoming aware of an Event of Default, by one or more written notices to the Company, may declare the entire Conversion Amount of all of the Notes plus accrued and unpaid Interest thereon due and payable immediately and upon any such declaration such Conversion Amount of all the Notes plus accrued and unpaid Interest thereon shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default specified in Section 4(a)(vi) or (vii), the Conversion Amount of all of the Notes plus accrued and unpaid Interest thereon will ipso facto become due and payable without any declaration or other act on the part of the Holder or any of the Other Holders. Upon an acceleration in accordance with the preceding sentence or upon an Event of Default specified in Section 4(a)(vi) or (vii) occurs, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Conversion Amount of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price (the “Event of Default Redemption Price”) equal to the sum of (i) the Conversion Amount to be redeemed and (ii) any accrued and unpaid Interest thereon. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(c) Waiver of Past Defaults. The Majority Holders may on behalf of the Holders of all the Notes waive any past Event of Default hereunder and its consequences, except an Event of Default (i) specified in Section 4(a)(vi) or (vii); or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Note affected. Upon any such waiver, such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Notes; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

(d) Recission and Annulment. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Holder or any of the Other Holders, the Majority Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if such rescission and annulment will not conflict with any judgment or decree of a court of competent jurisdiction and (i) the Company has paid to the Holder and each Other Holder a sum sufficient to pay (A) all overdue Interest on the Notes, and (B) the Principal Amount plus accrued and unpaid Interest, if any, any Redemption Price on any Notes which have become due otherwise than by such declaration of acceleration; and (ii) all Events of Default, other than the non-payment of Principal plus accrued and unpaid interest on Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 4(c) above . No such rescission shall affect any subsequent default or impair any right consequent thereon.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity expressly assumes in writing, executed and delivered to the Holder concurrently with the consummation of the Fundamental Transaction, all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights, with the Conversion Rate adjusted to reflect the consideration received by the Company’s stockholders in such Fundamental Transaction, and having similar ranking to the Notes. In furtherance of and not in limitation of the foregoing, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, the shares of Common Stock receivable upon such conversion or such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. If the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”) and the consideration paid to holders of Common Stock in such Fundamental Transaction consists of stock in such Public Successor Entity (a “Public Fundamental Transaction”), then upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”) which shall state:

(i) the events causing a Change of Control and the anticipated Effective Date;

(ii) the last date of the Change of Control Conversion/Redemption Period (as defined below) by which the Holder must deliver a Change of Control Redemption Notice to elect the redemption option pursuant to this Section 5(b) or deliver a Conversion Notice requesting conversion upon a Change of Control in accordance with Section 3(c);

(iii) the Change of Control Settlement Date;

(iv) the Change of Control Redemption Price;

(v) the Conversion Price applicable on the date of the Change of Control Notice;

(vi) that Notes may be converted in connection with the Change of Control;

(vii) that the Change of Control Redemption Price for any Convertible Note as to which a Change of Control Redemption Notice has been duly given will be paid promptly on the Change of Control Settlement Date; and

(viii) if the Holder is entitled to receive a Make-Whole Premium upon any conversion occurring within the Change of Control Conversion/Redemption Period.

At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Business Days after the Effective Date (such period, the “Change of Control Conversion/Redemption Period”), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (i) the Conversion Amount and (ii) any accrued and unpaid Interest thereon. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(e), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any Interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 (and any such conversions shall be deemed to be a withdrawal of the Change of Control Redemption Notice to the extent of such conversion) and shall be entitled to receive the Make-Whole Premium upon any such conversion.

(c) Make-Whole Premium. (i) If a Change of Control occurs, the Company shall pay the Make-Whole Premium to the holders of the Notes who effect a Change of Control Conversion at any time during the Change of Control Conversion/Redemption Period.

(A) The Make-Whole Premium shall be equal to an additional number of shares of Common Stock calculated in accordance with this Section 5(c). The Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to the Holder upon conversion as described in this Note.

(B) The “Make-Whole Premium” shall be equal to the Conversion Amount of the Notes to be converted divided by $1,000 and multiplied by the applicable number of shares of Common Stock determined by reference to the table below (the “Make-Whole Premium Table”) and is based on the Effective Date and the Stock Price.

Additional Shares Required to be Issued

(per $1,000 Conversion Amount of Notes)

Effective Date

Stock Price	12/31/2007	6/30/2008	12/31/2008	6/30/2009	12/31/2009	6/30/2010	12/31/2010
2.25	182.608	182.608	182.608	182.608	182.608	182.608	182.608
2.48	152.578	148.633	145.164	142.204	142.204	142.204	142.204
2.70	130.593	125.870	121.352	116.575	109.678	108.534	108.534
2.93	112.896	107.640	102.372	96.833	88.220	80.272	80.044
3.15	98.471	92.868	87.090	81.070	71.238	61.085	55.624
3.38	86.581	80.774	74.669	68.394	57.791	46.099	34.459
3.60	76.684	70.776	64.487	58.123	47.142	34.568	15.941
3.83	68.371	62.441	56.072	49.737	38.704	25.831	2.036
4.05	61.332	55.435	49.062	42.834	32.006	19.308	0.000
4.28	55.327	49.502	43.180	37.100	26.674	14.504	0.000
4.50	50.170	44.445	38.208	32.295	22.409	11.006	0.000
4.73	45.714	40.105	33.978	28.232	18.971	8.480	0.000
4.95	41.840	36.359	30.358	24.764	16.170	6.663	0.000
5.18	38.455	33.108	27.240	21.780	13.856	5.352	0.000
5.40	35.482	30.273	24.541	19.194	11.909	4.394	0.000
5.63	32.859	27.788	22.194	16.939	10.236	3.673	0.000
5.85	30.536	25.600	20.144	14.963	8.765	3.107	0.000
6.08	28.468	23.667	18.346	13.226	7.443	2.638	0.000
6.30	26.622	21.952	16.763	11.696	6.230	2.225	0.000
6.53	24.968	20.425	15.367	10.347	5.100	1.844	0.000
6.75	23.480	19.060	14.130	9.158	4.039	1.480	0.000
6.98	22.139	17.838	13.032	8.112	3.037	1.127	0.000
7.20	20.924	16.739	12.055	7.192	2.092	0.785	0.000
7.43	19.823	15.749	11.185	6.386	1.221	0.462	0.000
7.65	18.821	14.854	10.407	5.680	0.287	0.113	0.000
7.88	17.906	14.044	9.711	5.065	0.000	0.000	0.000
8.10	17.070	13.307	9.087	4.529	0.000	0.000	0.000
8.33	16.304	12.637	8.527	4.064	0.000	0.000	0.000
8.55	15.599	12.026	8.023	3.661	0.000	0.000	0.000
8.78	14.950	11.467	7.569	3.312	0.000	0.000	0.000
9.00	14.352	10.955	7.159	3.012	0.000	0.000	0.000

(C) The exact Stock Price and Effective Date may not be set forth on the Make-Whole Premium Table, in which case, if the Stock Price is between two Stock Prices on the Make-Whole Premium Table or the Effective Date is between two Effective Dates on the Make-Whole Premium Table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year (or a 366-day year if the Effective Date occurs in a leap year). The Stock Prices set forth in the column headers are subject to adjustment pursuant to Section 5(c)(iii).

(1) If the Stock Price is less than or equal to $2.25 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Threshold”), the Make-Whole Premium shall be equal to zero shares of Common Stock.

(2) If the Stock Price is equal to or greater than $9.00 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Cap”), the Make-Whole Premium shall be equal to zero shares of Common Stock.

(3) “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Change of Control, determined as follows: (i) if holders of Common Stock receive only cash in the transaction constituting the Change of Control, the Stock Price shall equal the cash amount paid per share of Common Stock; and (ii) in all other cases, the Stock Price shall equal the arithmetic average of the Weighted Average Price of a share of Common Stock over the five Trading Day period ending on the Trading Day immediately preceding the Effective Date; and “Effective Date” means the date that a Change of Control becomes effective.

(ii) The Company shall pay the Make-Whole Premium solely in shares of Common Stock (with any fractional shares rounded up to the nearest whole share) or in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with the Change of Control. If holders of the Common Stock receive or have the right to receive more than one form of consideration in connection with such Change of Control, then, for purposes of the foregoing, the forms of consideration in which the Make-Whole Premium shall be paid shall be in proportion to the different forms of consideration paid to holders of Common Stock in connection with such Change of Control.

(iii) Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to Section 7, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted (rounded to the nearest cent) in the same manner and at the same time. Each of the share amounts set forth in the body of the Make-Whole Premium Table shall also be adjusted at the same time by multiplying the share amounts set forth in the body of the Make-Whole Premium Table by a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment and the denominator of which is the Conversion Price as so adjusted.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock,

warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b) Voluntary Decrease. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Company’s board of directors.

(8) OPTIONAL REDEMPTION BY COMPANY OR HOLDER.

(a) Optional Redemption by the Company. On and after December 31, 2010 (such date, the “Triggering Optional Redemption Date”), the Company shall have the right, in its sole discretion, to redeem all or any portion of the Note (a “Company Optional Redemption”). In order for the Company to exercise the Company Optional Redemption at any time on or after the Triggering Optional Redemption Date, the Company shall deliver written notice by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Optional Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Optional Redemption Notice Date”) no later than twenty (20) Trading Days prior to the Company Optional Redemption Date (as hereafter defined) which shall (w) state the date on which the Company Optional Redemption shall occur (such date, the “Company Optional Redemption Date”), the (x) describe the redemption rights provided in this Section 8, (y) set forth the Optional Redemption Price, and (z) state the aggregate Principal of the Notes which the Company has elected to be subject to such Company Optional Redemption from all of the holders of the Notes pursuant to this Section 8(b) (and analogous provisions under the Other Notes) plus accrued and unpaid Interest thereon (the “Company Redemption Amount”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company in cash at a price (the “Optional Redemption Price”) equal to the sum of (x) the Conversion Amount being redeemed and (y) any accrued and unpaid Interest on the Conversion Amount. The Company Optional Redemption Notice shall be irrevocable. Notwithstanding anything to the contrary in this Section 8, but subject to Section 3(e), until the Holder receives the Optional Redemption Price, the Conversion Amount reflected in such Optional Redemption Notice may be converted, in whole or in part, by the Holder into Common

Stock pursuant to Section 3 (and any such conversions shall be deemed to be a withdrawal of the Company Optional Redemption Notice to the extent of such conversion), and any such conversion shall reduce the Conversion Amount reflected in such Optional Redemption Notice. The Company Redemption Amount which is to be paid to the Holder on the applicable Company Optional Redemption Date shall be redeemed by the Company, and the Company shall pay to the Holder on such Company Optional Redemption Date by wire transfer of immediately available funds, the Optional Redemption Price.

(b) Optional Redemption by the Holder. No later than twenty (20) Trading Days prior to the Triggering Optional Redemption Date, the Company shall deliver written notice by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Notice”) which shall describe the redemption rights provided in this Section 8. On the Triggering Optional Redemption Date, the Holder shall have the right, in its sole discretion, to require that the Company redeem all or any portion of the Note (a “Holder Optional Redemption”). In order for the Holder to exercise its Holder Optional Redemption Right, the Holder must deliver written notice (the “Holder Optional Redemption Notice”) to the Company no later than five (5) Business Days prior to the later of (x) the Triggering Optional Redemption Date and (y) twenty (20) Trading Days following the receipt of the Company Notice (such later date, the “Holder Optional Redemption Date”). The Holder Optional Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed (the “Holder Optional Redemption Amount”) on the Holder Optional Redemption Date, which date shall be no earlier than the Triggering Optional Redemption Date and no later than twenty (20) Trading Days following receipt of the Company Notice. The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at the Optional Redemption Price. Notwithstanding anything to the contrary in this Section 8, but subject to Section 3(e), until the Holder receives the Optional Redemption Price, the Holder Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 (and any such conversions shall be deemed to be a withdrawal of the Holder Optional Redemption Notice to the extent of such conversion), and any such conversion shall reduce the Conversion Amount reflected in such Optional Redemption Notice. The Holder Optional Redemption Amount which is to be paid to the Holder on the applicable Holder Optional Redemption Date shall be redeemed by the Company, and the Company shall pay to the Holder on such Holder Optional Redemption Date by wire transfer of immediately available funds, the Optional Redemption Price.

(c) Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption pursuant to Section 8, then it must simultaneously take the same action with respect to the Other Notes. If the Company elects to cause a Company Optional Redemption pursuant to this Section 8 (or similar provisions under the Other Notes) with respect to less than all of the principal amount of the Notes then outstanding, then the Company shall require redemption of a Principal amount from the Holder and each holder of the Other Notes equal to the product of (i) the aggregate principal amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 8, multiplied by (ii) the fraction, the numerator of which is the sum of the initial principal amount of Notes purchased by such holder (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below) and the denominator of which is the initial principal amounts of Notes purchased by all holders (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below) holding outstanding Notes (such fraction with respect to each holder is referred to as its “Redemption

Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”); provided that in the event that the initial holder of any Notes has sold or otherwise transferred any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such transferring holder’s Redemption Allocation Percentage and Pro Rata Redemption Amount; and provided further, that in the event any holder’s Pro Rata Redemption Amount exceeds the outstanding principal amount of such holder’s Note, any excess redemption amount shall be applied to the principal amount of all remaining Notes on a pro rata basis pursuant to this subsection (b).

(d) Redemptions Generally. Any redemptions made pursuant to this Section 8 shall be made in accordance with Section 9. No later than one (1) Trading Day following any Optional Redemption Date or Holder Optional Redemption Date, the Company shall file a Current Report on Form 8-K describing the terms of such Holder Optional Redemption or Company Optional Redemption, as the case may be. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(9) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise (the “Change of Control Settlement Date”). The Company shall deliver the applicable Optional Redemption Price on the Optional Redemption Date or Holder Optional Redemption Date, as applicable. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence described in Section 4(b), Section 5(b) or Section 8 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If there has been an Acceleration to the extent required and the Company receives a Holder’s Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to the Conversion Rate for each of the Notes as of the Issuance Date plus the maximum number of shares of Common Stock issuable as a Make-Whole Premium under each of the Notes as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding and the maximum number of shares of Common Stock issuable as a Make-Whole Premium upon conversion of all outstanding Notes; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below) based on the principal amount of the Notes held by each holder (or the ultimate holder of a Note transferred as set forth below with an allocation among such Notes as set forth below) at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such transferring holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than thirty (30) days after the occurrence of such Authorized Share Failure, the Company shall file a proxy statement with respect to a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and the Company shall be required to increase the number of authorized shares no later than ninety (90) days after the occurrence of the Authorized Share Failure (the “Authorized Share Failure Deadline”). In connection with such meeting, the Company shall provide each stockholder with such proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(13) COVENANTS.

(a) Ranking. All obligations evidenced by this Note and the Other Notes shall constitute senior obligations of the Company and are senior in right of payment to any existing or future subordinated indebtedness or other subordinated obligations of the Company.

(b) Incurrence of Indebtedness. So long as this Note is outstanding, (i) the Company shall not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness and (ii) the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Pari Passu Indebtedness and Indebtedness secured by Permitted Liens.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described in clause (ii) of the definition of “Permitted Indebtedness”, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) Restriction on Redemption and Cash Dividends. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Majority Holders other than pursuant to the terms of any securities issued pursuant to an Approved Stock Plan, provided, that the redemption or repurchase price shall not exceed the purchase price paid and such purchase price reflects no more than the fair market value as determined in good faith by the Company’s board of directors.

(14) PARTICIPATION. Without duplication of the provisions of Section 6 hereof, the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Majority Holders shall be required and sufficient for any change or amendment to this Note or the Other Notes; provided, however, that the approval of the Holder shall be required for any change or amendment that would (i) reduce the rate of or extend the time for payment of Interest, (ii) reduce the Principal amount of, or extend the Maturity Date, (iii) make any change that impairs or adversely affects the conversion rights of the Note, (iv) reduce any Redemption Price or amend or modify in any manner adverse to the Holder the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise, (v) modify the provisions in respect of the right of the Holder to cause the Company to redeem or to repurchase pursuant to the terms of this Note in a manner adverse to the Holder, (vi) impair the right to receive payment of the Principal amount of or Interest, on this Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or in respect of this Note, (vii) reduce the quorum or voting requirements under the Notes, or (viii) change the ranking of the Notes in a manner adverse to the Holder, (ix) modify the Conversion Limitation with respect to the Holder, or (x) modify any of the provisions of this Section 15, except to increase any such percentage or to provide that certain other provisions of this Note cannot be modified or waived without the consent of the Holder. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes who agree to such amendment, waiver or modification.

(16) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(17) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking and bonding by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $250,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than seven (7) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(23) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder, in which case the requirements of clause (ii) shall be deemed satisfied if such notice to the Holder is made promptly following notice to the public.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall continue to accrue Interest on such amount at the applicable Interest Rate from the date such amount is due until paid in full.

(24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been converted, redeemed or otherwise paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement, except as for notices otherwise expressly provided for in the Note and the Securities Purchase Agreement.

(26) GOVERNING LAW; JURISDICTION; JURY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address as provided in Section 23 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(27) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Additional Interest Amount” means, as to any Conversion Amount being converted pursuant to Section 3 hereof, an amount equal to the difference between (A) an amount of Interest that, but for the applicable conversion, would have been paid to the Holder on such Conversion Amount from the Issuance Date through the next succeeding Interest Date after the Conversion Date and (B) the amount of Interest already paid to the Holder through the applicable Conversion Date.

(b) “Approved Stock Plan” means any employee benefit plan which has been approved by the Company’s board of directors, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Change of Control” means any Fundamental Transaction other than (i) any merger, consolidation, reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such merger, consolidation, reorganization, recapitalization or reclassification continue after such merger, consolidation, reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, a majority of the voting power of the surviving entity or entities that elects the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(g) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(h) “Common Stock” means the shares of the Company’s common stock, par value $0.0001 per share, or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving the Company that is permitted hereunder in which the Company is not the Successor Entity, the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such Successor Entity or its direct or indirect parent corporation.

(i) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(k) “Director Change” means, at any time the following persons cease for any reason to constitute a majority of the Company’s board of directors: (i) individuals who on the date hereof constituted the Company’s board of directors and (ii) any other new directors whose appointment to the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of the directors of the Company then still in office either (A) who were directors of the Company on the date hereof, or (B) whose appointment or nomination for election was previously so approved.

(l) “Effective Date” means the date that a Change of Control becomes effective.

(m) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, or The NASDAQ Capital Market.

(n) “Equity Conditions” means that each of the following conditions is satisfied: (i) on each applicable date of determination, either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Period (as defined in the Registration Rights Agreement) on such day or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each applicable date of determination, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) on each applicable date of determination, the Company shall have delivered shares of Common Stock upon conversion of the Notes to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes); (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(e) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; and (v) on each applicable date of determination, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) an Event of Default or (C) an event that solely with the passage of time or giving of notice would constitute an Event of Default.

(o) “Equity Conditions Failure” means that on any Trading Day during the period commencing on the first Trading Day of the applicable Mandatory Conversion Measuring Period through and including the applicable Mandatory Conversion Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(p) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (B) (i) the holders of the Company’s Voting Stock of any plan or proposal for the liquidation or dissolution of the Company or (ii) a Director Change or (iii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

(q) “GAAP” means United States generally accepted accounting principles, consistently applied.

(r) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(s) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(t) “Interest Rate” means six and one-half percent (6.50%) per annum, subject to adjustment as set forth in Section 2.

(u) “Majority Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(v) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(w) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(x) “Permitted Indebtedness” means (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Majority Holders in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of twelve and one-half percent (12.50%) per annum, (iii) Indebtedness secured by Permitted Liens and (iv) Permitted Pari Passu Indebtedness.

(y) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens, landlord’s liens, carrier’s liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (including Liens with respect to capital leases) (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions and other similar charges or encumbrances not interfering in any material respect with the Company or any Subsidiary’s business, incurred in the ordinary course of business, that do not (x) secure obligations for the payment of money or (y) interfere in any material respect with the Company or any Subsidiary’s business, (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance); (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (x) Liens arising from judgments, decrees or attachments (including surety and appeal bonds) in circumstances not constituting an Event of Default under Section 4(a)(viii).

(z) “Permitted Pari Passu Indebtedness” means unsecured Indebtedness to trade creditors of the Company and its Subsidiaries, incurred in the ordinary course of business and that is not outstanding for more than 120 days after the date such payable was created; provided however, that Permitted Pari Passu Indebtedness shall include payables outstanding for more than 120 days after the date such payable was created (i) that are contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) if not contested, that do not, individually or in the aggregate, exceed the greater of (a) $1,000,000 and (b) 25% of aggregate of all of such unsecured Indebtedness to trade creditors.

(aa) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(bb) “Principal Market” means The NASDAQ Global Market.

(cc) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Notice, each of the foregoing, individually, a Redemption Notice.

(dd) “Redemption Prices” means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price, the Holder Optional Redemption Price, and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(ee) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes.

(ff) “Required Holders” means the holders of Notes representing at least twenty-five percent (25%) of the aggregate principal amount of the Notes then outstanding.

(gg) “SEC” means the United States Securities and Exchange Commission.

(hh) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(ii) “Subscription Date” means December [•], 2007.

(jj) “Subsidiary” means, in respect of any Person, (a) any corporation, association or other business entity of which 50% or more of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are (a) such Person or (b) one or more subsidiaries of such Person (or any combination thereof).

(kk) “Significant Subsidiary” means a Subsidiary of the Company that is a “significant subsidiary” as those terms are defined in Regulation S-X under the Securities Act.

(ll) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, and such Person has a Parent Entity, Successor Entity shall mean such Person’s Parent Entity.

(mm) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(nn) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(oo) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(29) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

I-MANY, INC.

By:	/s/ John A. Rade
Name:	John A. Rade
Title:	Chief Executive Officer

[Signature Page to Senior Convertible Note]